Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 2, 2009

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to agricultural commodities as measured by the Dow Jones–UBS Agriculture Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS INDEX SECTOR BREAKDOWN

Ticker JJA

Soybeans 23.18% Intraday indicative value ticker JJA.IV Sugar 20.67% Corn 15.40% Bloomberg index ticker DJUBAGTR

W

heat—Chicago 11.66% CUSIP 06739H206 Coffee 10.84% Cotton 9.35% Primary exchange NYSE Arca Soybean Oil 8.91% Yearly fee 0.75% Inception date 10/23/07 Maturity date 10/22/37 Index Dow Jones-UBS Agr iculture Subindex Total ReturnSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities Sources: Dow Jones, UBS Securities LLC, S&P, MSCI Inc., as of 09/30/09. Subject to times the index factor, calculated on a daily basis in the following manner: The investor fee on change. the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a INDEX CORRELATIONS trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided Dow Jones-UBS Agriculture Subindex Total ReturnSM 1.00 by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Dow Jones-UBS Commodity Index Total ReturnSM 0.70 S&P GSCI™ Total Return Index 0.47 S&P GSCI™ Agriculture Index 0.97

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations* S&P 500 Index 0.34 S&P rating AA- Barclays Capital U.S. Aggregate Bond Index 0.21 Moody’s rating Aa3 MSCI EAFE Index 0.45 Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath 09/04—09/09, based on monthly returns.

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN

The Dow Jones–UBS Agriculture Subindex Total ReturnSM is a sub-index of the Dow Jones–UBS Commodity Index Total ReturnSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of seven futures contracts on agricultural commodities traded on U.S. exchanges.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED*

Dow Jones-UBS Agriculture Subindex Total ReturnSM -13.79 5.17 2.59 23.92 Dow Jones-UBS Commodity Index Total ReturnSM -23.71 -4.91 -0.70 20.44 S&P GSCI™ Total Return Index -44.52 -10.80 -6.71 28.56 S&P GSCI™ Agriculture Index -20.44 -0.10 -0.34 24.21 S&P 500 Index -6.91 -5.43 1.02 15.96 Barclays Capital U.S. Aggregate Bond Index 10.56 6.41 5.13 3.62 MSCI EAFE Index 3.23 -3.60 6.07 19.92

* Based on monthly returns for 09/04—09/09. Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of commodity, or index components concentrated in a single sector, are speculative and may typically the main risks see “Risk Factors” in the applicable prospectus. exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the commodity. These factors may affect the value of the index and the value of your Securities in varying offering to which this communication relates. Before you invest, you should read the prospectus ways. and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN In addition to factors affecting commodities generally, index components concentrated in futures

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange contracts on agricultural products, may be subject to a number of additional factors specific to for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free agricultural products that might cause price volatility. These include weather conditions, including

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries. iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured “Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity Index SM”, “DJ-UBSCISM”, “Dow debt. The Securities are riskier than ordinary unsecured debt securities and have no principal Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, protection. Risks of investing in the Securities include limited portfolio diversification, trade price “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to “, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM direct investment in index or index components. The investor fee will reduce the amount of your return “, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM at maturity or on redemption, and as a result you may receive less than the principal amount of your “, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total investment at maturity or upon redemption of your Securities even if the value of the relevant index has ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total increased. An investment in iPath ETNs may not be suitable for all investors. ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex The Securities may be sold throughout the day on the exchange through any brokerage account. There SM SM

Total Return “, “Dow Jones-UBS Platinum Subindex Total Return “, “Dow Jones-UBS Precious Metals are restrictions on the minimum number of Securities you may redeem directly with the issuer as SM SM

Subindex Total Return “, “Dow Jones-UBS Softs Subindex Total Return “, “Dow Jones-UBS Sugar specified in the applicable prospectus. Commissions may apply and there are tax consequences in the SM SM

Subindex Total Return “ and “Dow Jones-UBS Tin Subindex Total Return “ are service marks of Dow event of sale, redemption or maturity of Securities. Sales in the secondary market may result in Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been significant losses. licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any commissions. of their affiliates makes any representation or warranty, express or implied, to the owners of or I0609 Barclays Capital Inc. and its affiliates do not provide tax advice and nothing contained herein should be counterparts to the Securities based on the indices or any member of the public regarding the—advisability of investing in securities or commodities generally or in the Securities based on any of the JJA construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein iP—(including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the indices particularly. purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or ©2009 Barclays Back PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered 1209 marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the—based on your particular circumstances from an independent tax advisor. property, and used with the permission, of their respective owners.

- 0148 The index components for iPath ETNs linked to commodities indexes are concentrated in the

iP Not FDIC Insured • No Bank Guarantee • May Lose Value

commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single

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